May 26, 1997

Board of Directors
Airtech International Corporation, Inc.
15400 Knoll Trail Suite 106
Dallas, TX 75248


     The accompanying balance sheet as of February 28, 1997 and statement of income and retained earnings for the nine months then ended have been prepared from the books and record of the Company. These financial statements do not contain all the disclousers required required by generally accepted accounting principals and are intended for the use of management.



         /s/ Bobby Cox
         -------------------------------
         Bobby Cox, Chief Financial Officer


                                      27.2                                     1

                     AIRTECH INTERNATIONAL CORPORATION, INC.

                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 1997
                                   (Unaudited)

                                     ASSETS

Current Assets

  Cash in banks                                      $    34, 946
  Accounts receivable                                     789,621
   Inventories                                            274,361
   Prepaid expenses                                        23,891

Total Current Assets                                    1,122,819

Property Plant and Equipment
   Equipment                                            $ 207,472
   Vehicles                                                77,686
                                                          285,158
    Accumulated depreciation                               77,686        214,485

Other Assets
    Organization cost-net                                   2,771
     Notes receivable                                     350,000
     Investment in wholly owned subsidary                 649,000
     Prepaid royalty                                      500,000
    Division startup cost                                  26,300
    Patents and intellectial properties                   336,977
    Taiwan investment                                     150,000
     Merger cost                                          202,138
    Deposits                                               16,280      2,233,466

Total Assets                                                          $3,570,770




























                 See notes to Consolidated Financial Statements


                                      27.2                                     2

                    AIRTECH INTERNATIONAL CORPORATION, INC.

                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 1997
                                   (Unaudited)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable                                              $   202,123
    Taxes                                                              46,082

Total Current Liabilities                                             248,205

Long Term Liabilities
    Notes Payable - Securred by vehicles                               26,116

Total Liabilities                                                     274,321

Stockholders' Equity

    Common stock 90,000,000 shares authorized 16,396,200
      shares issued and outstanding, par value $0.0001          $       1,640
    Preferred stock 20,000,000 shares authorized, 1,000
      shares designated as Series C issued and outstanding              1,000
    Additional paid in capital                                      3,850,064
    Retained earnings (Deficit)                                  (    556,255)

    Total Stockholders' Equity                                      3,296,449

Total Liabilites and Stockholders' Equity                        $  3,570,770



























                 See notes to Consolidated Financial Statements


                                     27.2                                      3

                     AIRTECH INTERNATIONAL CORPORATION, INC.

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                   FOR THE NINE MONTHS ENDED FEBRUARY 28, 1997
                                   (Unaudited)


                                           Three Months          Nine Months
                                              Ended                 Ended
                                        February 28, 1997     February 28, 1997
Net revenues                             $      910,943      $     1,451,074

Cost of Sales                                   372,191              600,487

Gross Income                                    538,752              850,587

General and Administrative Expenses             188,780              746,497

Income from operations before
  depreciation and amortization                 349,972              104,090

Depreciation and amortization                     -0-                   -0-

Net Income before income taxes                  349,972              104,090

Estimated income taxes                            -0-                   -0-

Net Income                                 $     49,972              104,090

Retained earnings (Deficit) - beginning                        (     660,345)

Retained earnings ( Deficit) - ending                          ($    556,255)



Primary earnings per share                  $      0.02         $       0.01
Diluted earnings per share                  $      0.02         $       0.01



















                 See notes to Consolidated Financial Statements





                                     27.2                                      4

                     AIRTECH INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation The accompanying audited fiancial statments include the accounts of the Corporation and McCleskey Sales and Service, Inc., its wholly-owned subsidiary. The audited financial statements presented herein reflect all adjustments of a normal and recurring nature, related elimination of inter company transactions, which in the opinion of management of the Corporation, are necessary for a fair presentation.

     Inventory Valuation Inventories ar stated at the lower of cost (first-in, first-out) or market

     Property, Plant and Equipment Property, Plant and Equipment are depreciated on the straight-line method over the useful lives of the assets using lives ranging from 3 to 30 years. Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property and the related accumulated depreciation accounts and any resulting gain or loss is credited or charged to income.

     Income Taxes The Corporation has a net loss for the fiscal year just ended and will carry the loss forward to offset against future taxable income. Tax credits are recorded by the flow-through method. No Deferred Tax Asset has been reflected in the financial statements and the net operating loss carry forward will expire in fiscal year 2002 if not used. There is no assurance that this net operating loss will ever be used by the Company.

     Patents and Trademarks Patents and trademarks are recorded at cost and amortized over their useful lives on a stright-line method.

     Earnings Per Share Earnings per share and the dilutive effect on earnings per share of potentially dilutive stock options or other stock transactions are computed by the treasury stock method. This computation takes into account the weighted average number of shares outstanding during each year, outstanding stock options and their exerise price.

2. Significant Risks and Uncertainties Under SOP 94-6

     Nature of Operations Airtech International Corporation is located in Dallas, Texas, incorporated under the laws of the State of Texas in March 1995. The Company during 1995 became a full service distributor (FSD) for Honeywell Evironmental Air Control, inc., with rights to sell market and distribute commercial air purification products throughout the United States, and acquired exclusive distribution in the countries of Turkey and Taiwan. In June of 1996 the full service distributorship was cancelled by Honeywell without cause (See Litigation). After development of the down draft table in early 1996 and following the termination of the Honeywell FSD the Company began development of a full line of air purification product hiring key employees from Honeywell Evironmental. Therefore in 1996 the Company transformed from a distributor to preparation of becoming a EOM of air purification products. A variety of products are scheduled to enter production in 1997. The Company's primary revenues are derived from sales of air purification products to the end user and is developing a wholesale program for these products. In January 1997 the Company sold its exclusive distribution right for the country of Turkey. As a part of the transaction the Company also granted exclusive rights to the AirsopureTM line of air purification products currently being developed and marketed in the USA.

     Use of Estimates Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and libilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.




                                     27.2                                      5

                     AIRTECH INTERNATIONAL CORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                FEBRUARY 28, 1997

3.  Commitments and Contigencies

     In 1995, the Company entered into certain royalty agreements with individuals involved in the Medicare Part B Code and Related Charge and in the development of the first generation of the down draft table. At balance sheet date the Company reflects $500,000 in prepaid royalties for the Medicare program. As a result of the termination of the FSD, the various royalty agreements are in a process of re-assessment, but the Company anticipates some royalty agreements for this program. The 4% royalty agreement on the wholesale price of the down draft table remains in effect, todate no payments of royalties have been made or accrued.

4.  Litigation

     In June of 1996 the Company filed suit Texas State Court against Honeywell Corporation and Honeywell Environmental Air Control, Inc. as a result of its breech of the Full Service Distributorship Agreement. This suit was moved to U.S. District Court in July 1996 byHoneywell Corporation and was amended by Airtech to include damages of $110 million. This suit remains in the discover phase as of January 31, 1997.

     An original petition was filed in State District Court, Dallas, Texas in August 1995 by Kristen S. Venable naming McCleskey Sales and Service, Inc., and Trane, Inc. Defendants, alleging breach of contract, breach of warranty and neglience relation to the installation of Trane air conditioning equipment. This suit remains in discovery as of December 31, 1996. The claims against McCleskey are covered by insurance which coverage amount is believed by management to be sufficient to cover the claims in the event of an adverse judgement.

5.  Subsequent Events

     On December 31, 1996, the Company entered into a Letter of Intent with Polyphase Corp., where by a wholly owned subsidary of Polyphase will purchase the outstanding shares of stock of Airtech International Corporation. This Letter of Intent expired on March 31, 1997.

     On April  1,  1997,  the  Company  entered  into a Letter  of  Intent  with
Interactive Technologies Corporation, Inc., to purchase the outstanding shares of stock of Airtech International Corporation. On May 8, 1997, the Company and Interactive Technologies Corporation, Inc. entered into a Stock Purchase Agreement.























                                     27.2                                      6